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                                                                    EXHIBIT 23.2
                                                                  Conformed Copy


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Del Monte Foods Company:

We consent to the use of our reports dated June 29, 1998 with respect to Del Monte Foods Company included herein and to the reference to our firm under the heading "Experts" in the Registration Statement (Form S-1) and related Prospectus of Del Monte Foods Company. Such reports state that we expect to issue our reports upon the effectiveness of the stock split for which the financial statements are adjusted, assuming through the effective date of the stock split, no other events will have occurred that would affect the consolidated financial statements.



/s/ KPMG Peat Marwick LLP


San Francisco, California
June 29, 1998